EXHIBIT 10.65

September 2, 2008

Mr. James Mills
806 Shasta Lane
Keller, Texas 76248

RE: Offer of Employment

Dear Jim:

I am pleased to offer you the position of Executive Vice President, Field Operations, reporting to the Chief Executive Officer, and starting on or before Monday, September 22, 2008.  Under the direction of the Chief Executive Officer, your duties and responsibilities will be that of a lead executive for field operations for the Company’s portrait studios, currently operating in Sears Roebuck and Co. and Wal-Mart stores in the United States, Canada and Mexico. You will also be a member of the executive team charged with helping plan, implement and achieve the strategies and goals of the Company as reviewed and established by the Board.  Your principal place of employment will be St. Louis, Missouri, at the Company’s headquarters office.  This offer includes the following terms and conditions:

1.
Base Cash Salary:  Your base cash salary initially will be $275,000 annually. Your base cash salary will be reviewed with you no less than annually and may be adjusted from time to time by the Compensation Committee of the Board of Directors.

2.
Stock Options:  You will be granted options to purchase 25,000 shares of common stock of CPI Corp. at the fair market value on the day you commence employment with the Company. Your options will vest in three equal increments on the first, second and third anniversaries of your commencement of employment and will thereafter be exercisable provided the stock maintains the following target prices for twenty consecutive trading days: $25 for the first one-third of options; $45 for the second one-third and $65 for the final one-third.  These options will expire on the tenth anniversary of the grant date.  Your options will be subject to your continuing employment and your execution and delivery of a Nonstatutory Stock Option Agreement.

3.
Annual Bonus. You will be eligible to participate in the Performance Incentive Plan of the Company as a key executive of the Company.  It is anticipated that any payment due you under this plan will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board.

4.
Other Benefits:  As a CPI executive, you will generally be entitled to participate in other active benefit plans and programs on the same terms as the other executives in the Company.  These benefits currently include:

a.
401(k) Plan: This qualified plan allows employees to contribute up to 50% of base salary annually.  The company matches 50% of employee contributions up to a maximum of 5% of salary in common stock.  The plan is administered by Charles Schwab Trust Company and offers a full range of investment options.  The required discrimination testing, however, substantially limits the amount highly compensated executives may contribute.

b.
Health/Disability: The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.  Employee premiums are adjusted annually.  Long-term disability insurance is also available.

c.
Life Insurance: Executives of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000.  Once per year, executives are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy.  Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium, and the executive pays the balance.

d.	Vacation: You will be entitled to four weeks of paid vacation per year.

5.
Moving Expenses.  The Company will reimburse you for moving expenses, actual real estate commissions on the sale of your home and up to $10,000 in expenses for costs related to a new home in St. Louis (such as draperies, inspections and closing costs), up to a total amount of $50,000 for moving expenses, actual real estate commission on the sale of your home and expenses related to a new home in St. Louis, and up to three trips to St. Louis for you and your wife to search for a home.  All such reimbursement shall be subject to your delivering customary and reasonable documentation of your moving expenses and payment of commissions.

6.
Temporary Housing Allowance.  The Company will reimburse you for reasonable costs of temporary housing in St. Louis, MO, not to exceed $15,000.00, subject to your providing customary and reasonable documentation of the expenses you incur for temporary housing.

7.
Termination and Severance:  If your employment is terminated by the Company without Cause (a) on or before the first anniversary of your commencement of employment, you will be entitled to a severance amount equal to six months’ base salary and (b) at any time after the first anniversary of your commencement of employment, you will be entitled to a severance amount equal to one year’s base salary, provided, however, that the payment of any severance under (a) or (b) shall be conditioned upon your execution and delivery of a release of all claims arising from or related to your employment and the termination of your employment in a form satisfactory to the Company.  Any severance shall be payable in a lump sum within ten days after the Company’s receipt of your signed release.  If your employment is terminated for any other reason, you will be entitled to no benefits, except as provided by law or under the specific terms of the Company’s benefit programs in which you are then participating.  “Cause” as used herein shall mean any of the following acts by you or other circumstances:  (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach of Sections 8, 9, 10 or 11 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

8.
Insider Status.  As an executive of the Company, you will be considered an “insider” subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company’s General Counsel.

9.
Confidentiality.  You will maintain in confidence all non-public information you learn a bout the Company and its business, including strategies, plans, prospects and financial, employee, vendor and customer information.  You will not use, copy or disclose any such information except as necessary to perform the functions of your job or with the prior consent of the Company.

10.
Non-Compete and Non-Solicitation.  It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

11.
Work for Hire.  As an employee, you agree that your ideas, concepts, graphics, creative o other products of your work will be owned by the Company, and you agree to acknowledge the Company’s ownership in writing upon request from the Company.

12.
Existing Agreements.  This offer is conditioned on your confirmation that your employment by the Company will not violate the terms of any existing agreements to which you are a party, including but not limited to employment agreements and agreements relating to your competitive employment.

We look forward to a productive and valuable relationship.

We hope you find this offer acceptable and ask that you kindly respond by no later than Friday, September 5, 2008.   We look forward to hearing from you.

Sincerely,

/s/Renato Cataldo
___________________________
Renato Cataldo
Chief Executive Officer/President

Accepted this 2nd  day of  September, 2008

/s/James Mills
____________________________

James Mills